COOPERATIVE MANUFACTURING AND SELLING AGREEMENT


         THIS AGREEMENT is by and between STRIPPIT, INC., a corporation organized under the laws of Delaware, and its principal place of business at 12975 Clarence Center Road, Akron, New York 14001 ("Strippit"), and PRIMA ELECTRONICS S.p.A., a company organized under the laws of Italy, with its principal place of business at Via Antonelli, 32, 10097 Collegno (To), Italy ("Prima").

         WHEREAS, Strippit desires to acquire and Prima desires to grant to Strippit the exclusive right to manufacture and sell within the territory set forth on Exhibit A hereto, as such exhibit may be hereafter amended (the "Territory"), those products set forth on Exhibit B hereto, as such exhibit may be hereafter amended (the "Products");

         NOW, THEREFORE, in furtherance of the foregoing objectives, Strippit and Prima agree as follows:

         1.0      Exclusive Rights; License.

         1.1 Prima hereby grants Strippit the exclusive right (i) to manufacture, sell and service the Products within the Territory and (ii) to purchase the Products from Prima for sale within the Territory, for its own account and under its own brand and label. In furtherance of the foregoing, Prima agrees to sell to Strippit on order of Strippit as set forth in this Agreement, (i) those component parts of the Products set forth on Exhibit C hereto, including current configurations and any superseding modifications thereto (the "Product Components") and (ii) the Products. During the term of this Agreement, Strippit agrees to purchase all its requirements for Product Components from Prima and not to manufacture such Product Components for its own account.

         1.2 In order to facilitate Strippit's exercise of the rights provided in paragraph 1.1 hereof, Prima hereby grants to Strippit a non-exclusive license to utilize its proprietary and non-proprietary technology relating to the Products and the Product Components and agrees to provide Strippit with all necessary engineering data, drawings, designs, specifications, manuals and schematics, technical information and advice and know-how, and all other information so as to permit Strippit to manufacture, sell and service the Products and the Product Components.

         1.3 Pursuant to the rights granted in Section 1.1 hereof, Strippit shall mark the Products sold and manufactured hereunder with the Strippit name, logo and model designation and/or in such other manner as Strippit shall determine; provided, however, that Strippit shall prominently mark the Products manufactured and sold by Strippit hereunder with the Prima name and logo. In addition, the Products shall be marked as follows: "Manufactured Under a Cooperative Manufacturing Agreement with Prima Industrie S.p.A." The placement and nature of the foregoing Prima markings on the Products shall be mutually agreed to by the parties.



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         2.0      Royalty.

         In consideration of the rights granted Strippit in Section 1.0 hereof, Strippit agrees that:

         2.1 Strippit shall pay to Prima, on execution of this Agreement, the sum of US [*] as a prepayment of royalties due pursuant to paragraph 2.2 hereof with respect to sales of the Products (the "Prepaid Royalties").

         2.2 Strippit shall pay to Prima royalties in the amounts set forth on Exhibit D hereto with respect to the sale of the Products and those other items identified on such exhibit (the "Earned Royalties").

         2.3 Strippit shall pay royalties pursuant to paragraph 2.2 hereof to Prima within 30 days following such calendar quarter for shipments made during such quarter of the Products or other items for which royalties are payable. Strippit shall charge against the amount of royalties due Prima hereunder the amount of any royalties credited or paid to Prima in connection with any Products or other items returned and refunds or adjustments given by reason of defects in material and/or workmanship, provided that Prima shall have been given a reasonable explanation of such charge against royalties and the reasons therefor.

         2.4 Strippit and Prima acknowledge and agree that the Prepaid Royalties are non-refundable, and that such arrangement is made in consideration of Prima's irrevocable transfer to Strippit under this Agreement, including, without limitation, pursuant to paragraphs 7.3 and 7.4 hereof, of its know-how, information and data and documentation with respect to the Products and the Product Components.

         3.0      Term; Termination.

         3.1 This Agreement shall be effective as of its date of execution and shall continue in effect for an initial term of five (5) years ending on the fifth anniversary of such execution date, unless earlier terminated or extended as provided herein. At least 90 days prior to the completion of such initial five-year term, both parties shall negotiate in good faith the terms of an extension or renewal of this Agreement. In the event such negotiations are unsuccessful, this Agreement shall terminate as of the completion of its initial term.

         3.2 Either party may terminate this Agreement at any time for any reason or no reason upon six months' prior written notice to the other party. In the event of a termination pursuant to this paragraph by Prima (not for any reason described in paragraphs 3.3, 3.4 or 3.5 hereof), Prima shall continue to sell to Strippit, on order of Strippit, the Products and the Product Components during the 12-month period immediately following the effective date of termination on the terms and conditions contained in this Agreement; provided, however, that (i) with respect to any sale by Strippit of the Products within the Territory during such 12-month period, royalties shall continue to be payable by Strippit to Prima at the rate in effect immediately prior to such termination and (ii) during such 12-month period neither Prima nor any of its affiliates shall, directly or indirectly, sell, attempt to sell or enter into any agreement for the sale of the Products (or any similar products manufactured by Prima or its affiliates) within the Territory. In the event of a termination pursuant to this paragraph by Strippit (not for any reason described in paragraphs 3.3 or 3.5 hereof), Strippit agrees that during the 12-month period following the effective date of termination, neither Strippit nor any


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of its affiliates shall, directly or indirectly, sell any products or product components competitive with the Products or the Product Components within the Territory, excluding, however, sales by Strippit of its HELIOS laser cutting machine, combination punching and laser cutting machine, mechanical punching machine and hydraulic punching machine product lines and any improvements to, variations of and new models offered under such product lines.

         3.3 Either party may terminate this Agreement upon 60 days' prior written notice to the other party in the event that such other party has breached any material obligation under this Agreement, including, without limitation, any obligation to make any payment hereunder or any obligations pursuant to Sections 9.0 or 13.0 hereof, which breach has not been cured or is incapable of cure during such 60-day notice period. Either party may terminate this Agreement, effective immediately, upon written notice to the other party, if any of the following events occur: (i) the other party files a voluntary petition in bankruptcy or commences a proceeding seeking protection from its creditors; (ii) the other party is adjudged bankrupt; (iii) a court or other authority assumes jurisdiction of the assets of the other party; (iv) a trustee, receiver or other appropriate party is appointed by a court or other appropriate authority to take charge of all or a substantial portion of the assets of the other party; (v) the other party becomes insolvent (however such insolvency is evidenced) or suspends or discontinues its business; or (vi) the other party makes an assignment of its assets for the benefit of its creditors.

         3.4 Following December 31, 1999, Prima shall have the right to terminate this Agreement in the event Strippit shall have failed, as of such date, to sell [*] units of the Products. Prima shall provide Strippit written notice of its intention to terminate this Agreement under this paragraph 3.4 and the effective date thereof within 30 days following December 31, 1999. In the event Prima does not exercise such right of termination within said 30-day period, such right shall be deemed waived and this Agreement shall remain in full force and effect.

         3.5 Strippit shall have the right to terminate this Agreement, effective immediately, upon written notice to Prima, in the event that at any time during the term of this Agreement any competitor of Strippit shall have or acquire an equity interest (or a right to acquire an equity interest) in Prima or any of its affiliates, whether as a shareholder, partner, holder of convertible debt or otherwise; provided, however, that Strippit's right of termination shall not apply to the extent Prima shall have become publicly-owned and the equity interest in Prima acquired represents less than 5% of the class of Prima's outstanding publicly-owned shares. Prima shall have the right to terminate this Agreement, effective immediately, upon written notice to Strippit, in the event that at any time during the term of this Agreement any competitor of Prima shall have or acquire an equity interest (or a right to acquire an equity interest) in Strippit, whether as a shareholder, partner, holder of convertible debt or otherwise.

         3.6 In the event Prima shall suspend, discontinue or cease the manufacture and sale of the Products or the Product Components for any reason or be unable to manufacture and sell the Products or the Product Components hereunder by reason of force majeure (as defined in Section 15.0 hereof), in addition to any further rights of Strippit hereunder, Prima shall cooperate with Strippit, at Strippit's request, in taking such actions as are necessary or desirable to ensure Strippit a continuing source of supply of the Products and the Product Components, including, without limitation, providing Strippit with drawings, technical information and know-how regarding the Product Components such as would permit Strippit to manufacture or arrange for the manufacture thereof.

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         3.7 On any termination of this Agreement other than for cause (which for purposes of this Agreement shall mean a termination other than pursuant to paragraph 3.3, 3.4 or 3.5 hereof), Strippit shall be entitled to the grant from Prima of a royalty-bearing, non-exclusive and non-transferable license, in the Territory, to use any patents and patent applications issued to, filed by or licensed to Prima and covering inventions contained or incorporated in the Products and/or the Product Components and to continue the manufacture of the Products. Notwithstanding anything to the contrary contained in the preceding sentence, Strippit shall be entitled to the grant of the license described in the sentence on any termination of this Agreement by Strippit pursuant to paragraphs 3.3 or 3.5 hereof. Any such license shall entitle Strippit to manufacture, sell and use any invention that is the subject matter of such patents for the life thereof, subject only to payment by Strippit to Prima of a royalty at a commercially reasonable rate mutually agreeable to the parties. In the event that this Agreement terminates because the parties are unsuccessful in negotiating an extension or renewal of this Agreement pursuant to paragraph 3.1 hereof and Strippit determines that it wishes to be granted the license described in this paragraph, Strippit shall pay Prima US [*] in consideration of the grant of such license.

         3.8 Following any termination of this Agreement, Prima agrees to sell, on order of Strippit, and in accordance with the terms hereof, the Product Components necessary to permit Strippit to fill orders for the Products existing as of the effective date of termination and orders for the Products received after the effective date of termination which arise from quotations outstanding as of the effective date of termination.

         4.0      Prices: Purchase Orders: Payment.

         4.1 Prima agrees to sell the Products and the Product Components to Strippit at all times during the term of this Agreement at the prices for such Products and Product Components set forth on Exhibit B and Exhibit C, respectively. All prices are F.O.B. Prima's plant, Collegno (To), Italy and shall include all packing and boxing charges and shall exclude all applicable freight charges, taxes or duties and insurance charges.

         4.2 Any provision or condition of a purchase order from Strippit with respect to the Products or the Product Components which is in any way inconsistent with or in addition to the terms and conditions of this Agreement shall not be binding on Prima and shall be inapplicable, except as provided by law. Any provision, item or condition of an acceptance from Prima which is in any way inconsistent with or in addition to the terms and conditions of this Agreement shall not be binding on Strippit and shall be inapplicable, except as provided by law.

         4.3 The purchase price of the Products and the Product Components purchased by Strippit hereunder shall be paid in United States funds within 60 days of the date of invoice from Prima, unless Strippit shall reject the Products and/or the Product Components following inspection pursuant to normal testing and inspection standards mutually acceptable to the parties.

         5.0      Exclusivity.

         5.1 Prima, for itself and its affiliates, represents to Strippit that it has not, and agrees with Strippit that it will not, during the term of this Agreement and during the 12 month period following any termination of this Agreement by Prima pursuant to paragraph 3.2 hereof, enter into any other


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agreement or discussions for the manufacture and sale of, or sell or permit the manufacture and/or sale of, the Products or any other similar products manufactured by Prima or its affiliates, within the Territory; provided, however, that such restriction shall not apply to sales by Prima of its RAPIDO 5 and OPTIMO 5-axis laser cutting machines and any improvements to, variations of and new models offered under such product lines.

         5.2 Strippit agrees that during the term of this Agreement it will not sell for its own account products or product components competitive with the Products or Product Components; provided, however, that such restrictions shall not apply to sales by Strippit of its HELIOS laser cutting machine, combination punching and laser cutting machine, mechanical punching machine and hydraulic punching machine product lines and any improvements to, variations of and new models offered under such product lines.

         5.3 During the term of this Agreement, Strippit shall have the right to sell within the Territory Prima's Laserwork Gold 2040 and 2060 product lines on terms to be mutually determined by the parties.

         6.0 Strippit's Obligations Under the Agreement.

         6.1 Strippit shall use its commercially reasonable best efforts to promote the sale of the Products within the Territory and maintain a sales organization sufficient for such purposes and shall provide Prima with quarterly sales activity reports, sales forecasts and sales quoting activity.

         6.2 Strippit shall service the Products within the Territory and maintain a service organization sufficient for such purposes. Strippit shall provide Prima with a monthly summary of its service and repair activities regarding the Products.

         6.3 Strippit shall disclose to Prima from time to time any ideas, concepts, processes or techniques which relate to and may be useful in the improvement, enhancement or further development of the Products (collectively, "inventions"). Such inventions made by Strippit, if patentable, shall be the property of Strippit. On request of Prima, Strippit shall grant Prima a royalty-bearing non-exclusive license in all areas of the world outside the Territory to make, use and sell the invention that is the subject of any patents granted to Strippit covered under this Section 6.3, such license to be on terms mutually agreed upon by the parties. In the event Strippit wishes to incorporate any invention of Strippit into the Products sold in the Territory and Prima shall have no desire to utilize such invention for its own use, Prima shall at Strippit's request take such action as may be reasonably necessary to assist Strippit in incorporating such invention into the Products. Prima shall charge Strippit and Strippit shall reimburse Prima for such costs and expenses incurred in providing any such assistance as are mutually agreed to by the parties. In the event Prima wishes to utilize any invention for its own use in connection with its three-axis and five-axis laser cutting machine product lines, then Prima shall incorporate such invention into the Products free of charge to Strippit and shall pay to Strippit a royalty or other fee for use of the invention on terms to be mutually agreed upon by the parties, which royalty or other fee shall not be duplicative of any royalty paid by Prima under any license granted by Strippit to Prima under this paragraph.

         6.4 Strippit shall instruct its employees, representatives and agents to promptly forward exclusively to Prima or its designated representative any sales leads they become aware of with respect to Prima's five-axis laser cutting machine product line.

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         7.0 Prima's Obligations Under the Agreement.

         7.1 With respect to the sale of Products and the Product Components to Strippit hereunder, Prima shall manufacture the Products and Product Components on a basis so as to enable it to meet its obligations under purchase orders submitted from time to time by Strippit. Prima shall ship any such Products and Product Components F.O.B. Prima's plant, Collegno (To), Italy within the times and to the designated locations as provided for in purchase orders of Strippit.

         7.2 Prima agrees to affix any name plates, tags and other markings as Strippit may reasonably instruct to any Products and Product Components designated by Strippit prior to shipment and to include in each shipment any reasonable documentation supplied by Strippit.

         7.3 Prima shall provide Strippit from time to time with all documentation and information necessary to permit Strippit to develop sales and service literature regarding the Products, including, without limitation, copies of catalogs, outline assembly drawings, material lists, parts lists, advertising cuts and other written materials produced by Prima and relating to the Products.

         7.4 Prima shall provide Strippit with all technical assistance, proprietary and non-proprietary information and data, know-how and other information necessary or desirable in Strippit's judgment so as to permit Strippit to manufacture, sell and service the Products, including, without limitation, information regarding the Product Components and suppliers and consultation and assistance in application engineering relating to specific sales of the Products. Prima shall provide training and instruction to those personnel designated by Strippit with respect to the operation, performance, product applications and servicing of the Products. In the event Strippit shall request Prima to provide extraordinary consultation, support or training services pursuant to this paragraph, Strippit agrees to pay to Prima a fee for such services at a rate to be agreed upon and to reimburse Prima for reasonable travel and lodging expenses incurred by its personnel in providing such services. For purposes of the preceding sentence, "extraordinary consultation, support or training services" shall mean any in-person support or training requested by Strippit involving Prima personnel that (i) extends beyond a period of two weeks and relates to Strippit's first assembly of the Products and (ii) extends beyond a period of two weeks and relates to training and instruction of Strippit personnel in the operation, performance, product applications and servicing of the Products.

         7.5 Prima shall provide Strippit with prompt advance written notice of changes, modifications or alterations to the Products and the Product Components or any policies or procedures of Prima in connection with its manufacture and sale of the Products and the Product Components.

         7.6 Prima shall promptly forward to Strippit all inquiries it receives regarding the manufacture, sale and service of the Products within the Territory.

         7.7 At Strippit's request, Prima shall provide Strippit with product pricing and cost information regarding the Products and the Product Components and assist Strippit in developing similar product pricing and cost information regarding the Products manufactured and sold by Strippit pursuant to the rights granted hereunder.

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         7.8 In order to assist Strippit in the effective marketing of the
Products, Prima shall provide Strippit with all available marketing and customer data and information relating to the sale of the Products within the Territory.

         7.9 Prima shall disclose to Strippit from time to time any ideas, concepts, processes or techniques which relate to and may be useful in the improvement, enhancement or further development of the Products, all such information so disclosed being subject to Section 9.0 of this Agreement.

         7.10 Prima shall use its best efforts to design, with the cooperation and input of Strippit, a Platino-style laser cutting machine with a 5' x 10' bed to be included within the definition of "Products" hereunder.

         7.11 In furtherance of the objectives of paragraph 6.4 hereof, Prima agrees to provide supplementary training to agents, employees and representatives of Strippit with respect to Prima's five-axis laser cutting machine product line in order to enhance their ability to recognize applications for such products. Prima agrees to pay Strippit a finder's fee in the amount of [*] of the sales price for any sales lead that results in a sale of such products by Prima.

         8.0      New Products.

         Prima shall undertake reasonable best efforts to develop new products within that portion of the laser cutting machine market in which the Products compete for inclusion under this Agreement, including such new products as may be suggested by Strippit. Prima shall advise and share with Strippit information related to its efforts and progress with respect to such new product development and with respect to any developments or improvements made by Prima in any of its laser cutting machine products or components that are or could be adapted for use in connection with the Products or the Product Components. Strippit shall to the extent reasonably appropriate be utilized by Prima in connection with such new product development, including, without limitation, the testing of new product prototypes and related matters.

         9.0      Confidentiality.

         9.1 For purposes of this Agreement, "Confidential Information" shall mean any and all information relating to the business or assets of either party which is not generally available to the public, including, without limitation, technical know-how and data, manufacturing, producing pricing and cost information, financial information, trade secrets, marketing and sales information, information as to customers, customer lists, suppliers and supplier lists, and business plans and strategies.

         9.2 Each party shall take all reasonable precautions to safeguard the confidential nature of all Confidential Information belonging to the other party and any other precautions with respect thereto which such other party may, in its sole discretion, reasonably request. Neither party shall at any time, whether before or after the termination of this Agreement, sell, offer to sell, transfer, disclose or otherwise make available any Confidential Information of the other party to any third party other than (i) as authorized in writing by such other party in connection with this Agreement or (ii) as required by applicable law after written notice has been given to such other party. Except with respect to that information of Prima irrevocably transferred to Strippit hereunder, all

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Confidential Information disclosed by either party shall at all times remain the personal property of the disclosing party and all documents, drawings, models and other tangible items which constitute Confidential Information, together with all copies thereof, shall be returned to the disclosing party immediately upon termination of this Agreement.

         10.0     Warranty; Service: Insurance.

         10.1 Prima agrees to warrant the Products and the Product Components sold to Strippit in accordance with and to the extent of the standard Prima warranty to its customers as set forth on Exhibit E hereto. All customer service within the Territory with respect to any Products will be the right and responsibility of Strippit, its agents or representatives.

         10.2 Prima shall procure and maintain during the term of this Agreement and for a period ending five years after termination of this Agreement, with a company reasonably acceptable to Strippit, general liability insurance, including products and contractual liability insurance, insuring Prima against claims by third parties for personal injury or property damage arising out of Prima's manufacture and sale of the Products and the Product Components hereunder, with limits of not less than US $1,000,000 for bodily injuries to one person and US $1,500,000 for injuries to more than one person in any one accident or occurrence and for loss or damage to the property of any one person or persons of not less than US $1,500,000. Prima shall furnish to Strippit certificates of insurance or other evidence of the existence of the policies of insurance required to be maintained by Prima hereunder, such certificates of insurance or other evidence stipulating that the insurance shall not be canceled, changed or allowed to lapse through nonrenewal or failure to pay the premium thereof without 30 days' advance notice in writing to Strippit. Strippit shall procure and maintain during the term of this Agreement and for a period ending five years after termination of this Agreement, with a company reasonably acceptable to Prima, general liability insurance, including products and contractual liability insurance, insuring Strippit against claims by third parties for personal injury or property damage arising out of Strippit's manufacture and sale of the Products hereunder, with limits of not less than US $1,500,000 for bodily injuries to one person and US $1,500,000 for injuries to more than one person in any one accident or occurrence and for loss or damage to the property of any one person or persons of not less than US $1,500,000. Strippit shall furnish to Prima certificates of insurance or other evidence of the existence of the policies of insurance required to be maintained by Strippit hereunder, such certificates of insurance or other evidence stipulating that the insurance shall not be canceled, changed or allowed to lapse through nonrenewal or failure to pay the premium thereof without 30 days' advance notice in writing to Prima.

         11.0     Indemnification.

         11.1 Strippit agrees to indemnify, hold harmless and defend Prima against all losses, liabilities, claims and expenses resulting directly or indirectly from Strippit's breach of this Agreement or Strippit's negligence or willful misconduct in the manufacturing, producing, selling, receiving, storing, shipping and handling of the Products and the Product Components. Prima agrees to indemnify, hold harmless and defend Strippit against all losses, liabilities, claims and expenses resulting directly or indirectly from Prima's breach of this Agreement or Prima's negligence or willful misconduct in the manufacturing, producing, selling, receiving, storing, shipping and handling of the Products and the Product Components. With respect to Prima's obligations under the preceding sentence, "Products and Product Components" shall include only those items sold by

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Prima to Strippit pursuant to this Agreement. A party's liability pursuant to this paragraph 11.1 shall survive the termination of this Agreement for a period of 5 years. In no event, however, shall Strippit's or Prima's liability for any claim made under this paragraph 11.1 exceed US $1,500,000.

         11.2 In addition to the warranty set forth in paragraph 11.1 hereof, Prima warrants that the Products and the Product Components shall be sold to Strippit free from the rightful claim of any third person for infringement of patent. In this regard, during the term of this Agreement and for a period of 5 years following termination or expiration thereof, Prima shall defend, indemnify and hold harmless Strippit from and against any such claim of infringement and shall pay any and all resulting losses, liabilities, assessments, expenses, costs, charges, penalties, rebates and reimbursements resulting directly or indirectly from such claim of infringement. Strippit agrees to give Prima prompt notice of any claim made against it falling under this paragraph 11.2. With respect to any claim against Strippit covered under this paragraph, upon Prima's written acknowledgment of its obligation to defend, indemnify and hold harmless Strippit with respect to such claim, Prima shall have full authority and right to control the defense, settlement and compromise thereof. In the event of any such claim, Strippit may, at Prima's expense, procure the right to continue the manufacture and sale of the Products, replace or modify the Products so that the Products become non-infringing or, if applicable, return the infringing Products or Product Components to Prima in exchange for an appropriate refund of the purchase price. In no event shall Prima's liability for any claim under this paragraph exceed the aggregate amount of royalties paid by Strippit to Prima hereunder.

         12.0     Notices.

         All notices given pursuant to this Agreement shall be deemed to have been properly given (a) if hand delivered, (b) if mailed, addressed to the appropriate party, first-class air mail, postage prepaid, at the address indicated at the beginning of this Agreement, or (c) if transmitted by confirmed facsimile transmission to the appropriate party at the following facsimile numbers: Prima--39-11-411-73-34; Strippit--716-542-5232. Either Prima or
Strippit may from time to time designate by written notice to the other party in accordance with this Section 12.0 any other address and facsimile number to which such notices shall be sent.

         13.0     Assignment.

         Neither this Agreement nor any right under this Agreement may be assigned by either party without first obtaining the written consent of the other party, which consent shall not be unreasonably withheld.

         14.0     Failure, Delay or Waiver.

         No failure of a party to require, and no delay by a party in requiring, the other party to comply with any agreement, requirement or condition of this Agreement shall constitute a waiver of the right to require such compliance or compliance with any other agreement, requirement or condition of this Agreement. No failure of a party to exercise, and no delay by a party in exercising, any right or remedy under this Agreement shall constitute a waiver of such right, such remedy or any other right or remedy under this Agreement. No waiver by a party of any right or remedy under this Agreement shall be effective unless made in writing. Any waiver by a party of any right or remedy under this Agreement shall be limited to the specific instance and shall not constitute a waiver of such right or remedy in the future or of any other right or remedy under this Agreement.

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         15.0     Force Majeure.

         Neither party hereunder shall be responsible for delays, failures or omissions under this Agreement due to any cause beyond its control constituting force majeure, and not due to its own negligence and which cannot be overcome by the exercise of due diligence. "Force majeure" for purposes of this Section 15.0 shall mean labor disturbances, riots, fires, earthquakes, floods, lightning, epidemics, disorders, war, hostilities, expropriation or confiscation of properties, interference by civil or military authorities, whether legal or defacto, and other occurrences generally constituting acts of God.

         16.0     Severability.

         Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder thereof or any of the remaining provisions of this Agreement which shall remain in full force and effect.

         17.0     Governing Law: Arbitration.

         This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York including the Uniform Commercial Code as enacted in that state. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or the transactions covered hereby. Any dispute, controversy or claim arising under or related to this Agreement shall be finally settled by binding arbitration conducted in English language in Geneva, Switzerland under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with said rules. Any award rendered in such arbitration shall be governed by the 1958 United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

         18.0     General.

         This Agreement may not be amended orally or by any course of conduct. This Agreement (or any exhibit hereto) may be amended only by a written agreement executed by Prima and Strippit. This Agreement shall be binding upon and inure to the benefit of Prima and Strippit and each of their legal representatives, successors and assignees (as limited by Section 13.0). This Agreement constitutes the entire agreement between Prima and Strippit with respect to the matters dealt with herein and supersedes all oral and written proposals, representations, understandings and agreements previously made or existing with respect to any such matters. The headings of the paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a substantive part of this Agreement. If more than one language version of the Agreement is executed, the English language version shall control. Any written information or materials supplied by either party hereunder shall be in the English language and if no English language version of such information or materials is available, an English language translation of such information or materials shall be provided.

         IN WITNESS WHEREOF, Prima and Stippit have executed this Agreement as of the ____ day of __________________, 1997.


                              STRIPPIT, INC.



                              By:      ______________________________
                                       Name_________________________
                                       Title _________________________


                              PRIMA INDUSTRIE S.p.A.



                              By:      ______________________________
                                       Name_________________________
                                       Title _________________________

                                    EXHIBIT A

                                    TERRITORY


         For purposes of this Agreement, "Territory" shall mean North America. Strippit shall have no rights under this Agreement in Europe and Japan. With respect to any other area of the world, Strippit shall have a non-exclusive right to sell and service the Products under this Agreement; provided, however, that (other than with respect to China and Korea) Strippit shall notify Prima of the country into which it wishes to sell prior to consummating such sale and in the event Prima has exclusive representation in such country or another relationship it wishes to protect Prima may so advise Strippit and Strippit and Prima shall enter into prompt discussions regarding such sale. With respect to sales into China and Korea, Strippit shall notify Prima of the country into which it wishes to sell and the prospective customer prior to consummating any such sale; provided, however, that Strippit may proceed with the consummation of any such sale only following authorization from Prima.

                                    EXHIBIT B

                                    PRODUCTS


Platino machine as described in PRIMA sales brochure identified as 9/GB/02/04/00/7 and as modified per the conditions of this Agreement and as further defined below:

         a. Machine per item 1, with X and Y travel of 2500 mm and 1250 mm, respectively.

         b. Machine per item 1, with X and Y travel of 3000 mm and 1500 mm, respectively.

         c. Pallet Changer for the machine per item 1a.

         d. Pallet Changer for the machine per item 1b.

         e. Sheet Loader for the Pallet Changer per item 1c.

         f. Sheet Loader for the Pallet Changer per item 1d.

         g. Rotary Axis including Tailstock and Lunette for machines per items 1a and 1b.

The products shall include those listed above in their current configurations and any superseding modifications thereto which are made throughout the life of the Agreement.

                                    EXHIBIT C

                               PRODUCT COMPONENTS











                             CONFIDENTIAL TREATMENT
                                    REQUESTED

                                    EXHIBIT D

                                    ROYALTIES










                             CONFIDENTIAL TREATMENT
                                    REQUESTED

                                    EXHIBIT E

                                    WARRANTY


Product Components supplied by Prima to Strippit under this Agreement shall be warranted to be free from defects in materials and workmanship for a period of 18 months from date of shipment, excluding Product Components such as lenses, mirrors and sensors that are otherwise not defective and are consumed in the normal use of such Product Components.

During the warranty period, defective Product Components shall be returned by Strippit to Prima and replaced by Prima to Strippit free of charge.

                              Prima Industrie SpA
                                VIA ANTONELLI, 32
                    10097 REGINA MARGHERITA DI COLLEGNO ITALY


July 16, 1997

Strippit, Inc.
A Unit of IDEX Corporation
12975 Clarence Center Road
Akron, NY  14001

Attention:  Mr. John P. Snow, President

Dear John,

The following will serve to summarize our discussions regarding certain issues relating to our Cooperative Manufacturing and Selling Agreement.

1. Prima agrees to discontinue all selling activities in North America with respect to the Platino product line and related accessories, effective October 1, 1997. Further, it is agreed that Prima will provide Strippit a copy of all quotations still in effect as of October 1, 1997. Prima will have the right to close orders against these quotations through December 31, 1997.

2. Prima agrees to discontinue all selling activities in North America with respect to the Laserwork Gold product line and related accessories effective November 15, 1997. Further, it is agreed that Prima will provide Strippit a copy of all quotations still in effect as of November 15, 1997. Prima will have the right to close orders against these quotations through December 31, 1997. Prima and Strippit will finalize marketing plans for Laserwork Gold 2040 & 2060 product lines by December 31, 1997.

3. Prima agrees to provide Strippit a copy of all announcements to its customer base regarding the Cooperative Manufacturing and Selling Agreement in advance for Strippits approval. Strippit will communicate to its customer base, the availability of a new laser product line at it's own discretion with due consideration for preserving Prima's relationship with its customers.

4. Prima has advised Strippit of the existence of a license granted by Prima to Amada Co., Ltd. with respect to a product know as "Delta-Laser" and certain related technology and inventions. This will confirm that Strippit has acknowledged that the existence of such license, on the terms disclosed to Strippit, does not constitute a breach of the Cooperative Manufacturing and Selling Agreement between Strippit and Prima.

Acknowledged and agreed to by both parties:

Strippit, Inc.                                     Prima Industrie SpA

--------------------------------                  ---------------------------
John P. Snow                                       Dr. Gianfranco Carbonato

------------------------------                    ---------------------------
Date                                               Date
/rd